Exhibit 99.1

Societal CDMO Reports Fourth Quarter and Full Year 2022 Financial Results

Recorded Q4 Revenue of $24.3 Million, a 9% Increase Compared to Prior Year Period

Clinical Trial Materials Development Business Grew by 58% in 2022; Significantly Expanded and Diversified Customer Base

Executed Multi-Step Strategy Resulting in Reduction of Debt and Strengthened Financial Position

Company to Host Webcast Today at 4:30 p.m. ET

SAN DIEGO, CA, and GAINESVILLE, GA – March 1, 2023 — Societal CDMO, Inc. (“Societal CDMO”; NASDAQ: SCTL), a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development, today reported financial results for the fourth quarter and year ended December 31, 2022.

“One year ago, the company outlined an aggressive roadmap for 2022, including objectives spanning sales and marketing, corporate identity, facilities and capabilities, stakeholder engagement and finally, our financial position. During the year, we successfully met each of these goals, creating a stronger and more capable CDMO,” said David Enloe, chief executive officer of Societal CDMO. “Our expanding customer base includes businesses ranging from early-stage development to commercially mature, and the economic and industry-related factors impacting their decisions are distinct. During 2022, Societal employed a segment-specific sales approach that accounts for important factors such as different decision-making processes, key drivers and metrics of success, project management and the approach to creating productive relationships with our clients. These strategic steps contributed to strong sales in 2022 with our clinical trial support business (non-legacy) growing 58% compared to the prior year. Importantly, we ended the year with a significantly expanded and diversified customer base compared to 2021, with more than three times the number of customers that we had just two years ago.

“As a complement to our evolved sales and marketing approach, during the year, the company changed its name from Recro Pharma to Societal CDMO and adopted the tag line, ’Bringing Science to Society.’ We believe this new identity, hand-in-hand with our bespoke approach to sales and marketing, signals the corporate transformation that is underway and the company’s commitment to our people, our customers, the communities in which we operate and most of all, the patients we ultimately serve.

“During the year, we achieved multiple other important milestones including expanding and optimizing our technical capabilities with the launch of our new aseptic fill/finish and lyophilization services. We also made substantial investments toward enhancing both our customer and employee experiences. Yet, perhaps one of the most significant achievements during the year was the execution of a multi-step strategy that substantially strengthened our financial position. The concurrent, multiple transactions we successfully executed included selling unused land adjacent to our Gainesville, GA facility for approximately $9 million, which is anticipated to close during the second half of 2023; executing a $39 million gross sale-lease-back agreement for the Gainesville manufacturing site and campus; closing concurrent public offerings of common stock and preferred stock, generating gross proceeds of approximately $35.6 million; and, securing a new debt facility for $36.9 million from Royal Bank of Canada, the terms of which significantly improve upon the terms of the company’s previous credit facility, which was repaid and retired one year prior to its maturity date.

“Given the successes of 2022, we look ahead with great optimism. We cannot emphasize more strongly how pleased we are to begin 2023 from a renewed position of financial strength.”

Fourth Quarter 2022 and Other Recent Developments

Business Development:

•
New and expanded customer projects. During the quarter, the company signed $9.5 million in new and expanded project agreements, representing the second consecutive quarter of highest signed business in Company history. The new projects span clinical trial services, analytical method, tech transfer, formulation development, cGMP manufacturing, and packaging services.

Corporate Achievements:

•
Company completes multi-transaction strategy to recast capital structure including reduction and refinancing of outstanding debt. In addition to significantly reducing the company’s total debt, the transactions helped improve the company’s net debt leverage ratio from greater than six times EBITDA to just over two times EBITDA, immediately reducing Societal CDMO’s annual interest burden by an estimated $6 million with the potential to increase that number to approximately $7 million annually.
o
In December 2022, the company executed a sale and leaseback transaction for its Gainesville, Georgia, manufacturing site and campus with Tenet Equity, yielding $39 million in non-dilutive gross proceeds. Upon closing, Societal CDMO entered into a 20-year lease agreement with Tenet Equity, with multiple renewal options. This transaction does not impact Societal CDMO’s other facilities, including its development, high potency and clinical packaging site also located in Gainesville, Georgia, and its development and sterile vial fill/finish & lyophilization facility in San Diego, California.
o
In December 2022, the company closed concurrent public offerings of common stock and preferred stock, generating gross proceeds of approximately $35.6 million, prior to deducting the underwriting discounts and estimated offering expenses. RBC Capital Markets acted as sole book-running manager for the offerings.
o
Also in December 2022, the company secured a new debt facility for $36.9 million from Royal Bank of Canada. The facility is in the form of a three-year Term A Loan bearing interest at the floating Secured Overnight Financing Rate (SOFR) plus an initial base rate of 4.5% per annum. The terms of the new debt facility significantly improve upon the terms of the company’s previous credit facility with Athyrium, which carried an interest rate of approximately 13% and held a near-term maturity date of December 31, 2023.
o
In August 2022, the company signed a sales and purchase agreement to sell approximately 121 acres of lakefront land for approximately $9.1 million. The unused land is located adjacent to Societal’s manufacturing facility in Gainesville, Georgia. Subject to completion of diligence, we expect the sale to close in the second half of 2023, with the proceeds further strengthening the company’s financial position.

Financial Results for the Three Months Ended December 31, 2022

Revenues for the quarter ended December 31, 2022 were $24.3 million and reflects our highest revenue quarter of the year as well as higher than any quarter in the past two years. This represents a 9% increase compared to revenues of $22.3 million recorded during the prior year period. The increase of $2.0 million was primarily driven by an increase in European Ritalin LA demand from the company’s new customer InfectoPharm, as well as an increase in revenue from the company’s largest commercial customer Teva, correlated with pull through in demand resulting from market share gains against the sole competitor for the Verapamil SR products. These increases were partially offset by lower revenues from commercial product sales in San Diego compared to the prior year due to timing of customer shipments.

Cost of sales for the quarter ended December 31, 2022 was $17.4 million compared to $15.7 million for the comparable period of 2021. The increase of $1.7 million was primarily due to increased costs associated with the clinical trial materials business as we expand capabilities, increased personnel costs primarily due to certain 2021 employment incentive tax credits that were not repeated in 2022 resulting in increased expense in 2022 and increased costs tied to the higher manufacturing revenue during the quarter.

Selling, general and administrative expenses for the fourth quarter of 2022 were $6.0 million, compared to $5.3 million recorded in the 2021 period. The increase of $0.7 million was primarily related to costs associated with the refinancing in the fourth quarter of 2022 offset by lower public company costs and administrative costs than the prior year.

Interest expense was $3.7 million for the three months ended December 31, 2022, an increase compared to $3.5 million for the comparable period of 2021. The increase of $0.2 million was primarily due to an increase in the variable LIBOR component of interest on the company’s prior term loans. This increase was partially offset by decreases in capitalized interest and the extension of the maturity date of the company’s prior term loans, which deferred a portion of the non-cash amortization of financing expenses to future periods, resulting in lower non-cash interest in the fourth quarter of 2022 compared to the fourth quarter of 2021.

For the quarter ended December 31, 2022, the company recorded a net loss of $9.2 million or $0.15 per diluted share, as compared to a net loss of $2.4 million or $0.04 per diluted share, for the comparable period of 2021. Net loss for the quarter ended December 31, 2022 included refinancing costs, loss on extinguishment of debt and tax expense of $7.9 million, or $0.13 per diluted share. Historical EBITDA, as adjusted* for the period was $5.3 million compared to $3.2 million in the prior year period.

Financial Results for the Twelve Months Ended December 31, 2022

Revenue for the year ended December 31, 2022 was $90.2 million, compared to $75.4 million for 2021. The increase of $14.8 million in revenue was primarily driven by an increase in European Ritalin LA demand from the company’s new customer InfectoPharm, as well as an increase in revenue from the company’s largest commercial customer Teva, correlated with pull through in demand resulting from market share gains against the sole competitor for the Verapamil SR products. In addition, there were higher revenues from the company’s clinical trial materials business as well as a full year of revenue resulting from the acquisition of IriSys compared to approximately five months of revenue in 2021. The increase in revenue was partially offset by a decline in revenue from Lannett’s commercial sales of the Verapamil PM products.

Cost of sales for the year ended December 31, 2022 was $67.1 million, compared to $55.6 million in 2021. The cost of sales increase of $11.5 million was primarily due to the acquisition of the San Diego facility and certain 2021 employment incentive tax credits that were not repeated in 2022 resulting in increased expense in 2022. These increases were partially offset by the reallocation of expenses reflecting the post-acquisition organizational structure.

Selling, general and administrative expenses for the year ended December 31, 2022 were $21.9 million, compared to $18.4 million in 2021. The increase of $3.5 million was primarily related to costs associated with the debt refinancing in the fourth quarter of 2022 and increased personnel costs tied to the reallocation of expenses. Specifically, effective October 1, 2021, certain employees who previously supported the company’s plant operations, now support the company’s multi-site organization structure and operations. Accordingly, expenses associated with these employees have been reclassified from cost of sales to selling, general and administrative expenses. These increases were offset by lower IriSys acquisition and integration costs.

Interest expense was $14.1 million and $15.1 million for the twelve months of 2022 and 2021, respectively. The decrease of $1.0 million was primarily due to the extension of the maturity date of the company’s prior term loans, which deferred a portion of the non-cash amortization of financing expenses to future periods and increased capitalized interest. These decreases were partially offset by a full period of interest on the debt portion of the IriSys acquisition purchase price and an increase in the variable LIBOR component of interest on prior term loans with Athyrium.

For the year ended December 31, 2022, Societal reported a net loss of $19.9 million, or $0.34 per diluted share, compared to a net loss of $11.4 million, or $0.26 per diluted share, for 2021. Net loss for the year ended December 31, 2022 included refinancing costs, loss on extinguishment of debt and tax expense of $7.9 million, or $0.14 per diluted share. Historical EBITDA, as adjusted* for the year ended December 31, 2022 was $16.2 million compared to $16.6 million in the prior year period. During the twelve-month period, lower sales of Verapamil PM by Lannett, negatively impacted Historical EBITDA, as adjusted* by approximately $2.3 million as compared to the 2021 period.

At December 31, 2022, Societal had cash and cash equivalents of $15.0 million compared to $25.2 million as of the end of the prior fiscal year.

2023 Guidance

For the full year 2023, the company is projecting revenue of between $94 and $100 million and an EBITDA, as adjusted* of between $15 and $18 million.

* EBITDA, as adjusted and Historical EBITDA, as adjusted* are non-GAAP financial measures (see reconciliation of non-GAAP financial measures at the end of this release).

Non-GAAP Financial Measures

To supplement Societal’s financial results determined by U.S. generally accepted accounting principles (“GAAP”), the company monitors certain non-GAAP information for the business, including EBITDA, as adjusted, and previously Historical EBITDA, as adjusted. The company believes that these non-GAAP financial measures are helpful in understanding the business as they are useful to investors in allowing for greater transparency of supplemental information used by management. These measures are used by investors, as well as management in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared. Please see the section of this press release titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast

Societal CDMO management will be hosting a webcast today, March 1, 2023, beginning at 4:30 p.m. ET. The webcast may be accessed via "Investor Events" in the Investor section of the company's website, https://ir.societalcdmo.com/events. An archived webcast will be available on the company's website approximately two hours after the event and will be available for 30 days.

About Societal CDMO

Societal CDMO (NASDAQ: SCTL) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus in the area of small molecules. With an expertise in solving complex manufacturing problems, Societal CDMO is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Societal CDMO has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

Societal CDMO: Bringing Science to Society. For more information about Societal CDMO’s customer solutions, visit societalcdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the company’s financial guidance; ability to manage costs and to achieve its financial goals; to operate under lending covenants; to close its land sale transaction on the anticipated timeline; and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words "anticipate", "believe", "correlate", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include, but are not limited to, unstable market and macroeconomic conditions, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development funding, their clinical plans and the market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition; the Company’s ability to collect on customers’ receivable balances; the extent to which health epidemics and other outbreaks of communicable diseases could disrupt our operations; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

(415) 675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

(415) 675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Societal CDMO

(770) 531-8365

ryan.lake@societalcdmo.com

SOCIETAL CDMO, INC. AND SUBSIDIARIES

Summary of Operating Results

(Unaudited)

	Three months ended December 31,
(dollars in thousands, except per share amounts)	2022	2021	Change	%
Revenue	$24,279	$22,303	$1,976	9%
Cost of sales (excluding amortization of intangible assets)	17,437	15,706	1,731	11%
Gross margin	28%	30%
Selling, general and administrative expenses	6,009	5,298	711	13%
Amortization of intangible assets	220	202	18	9%
Total operating expenses	23,666	21,206	2,460	12%
Operating income	613	1,097	(484)	-44%
Interest expense	(3,681)	(3,454)	(227)	7%
Loss on extinguishment of debt	(4,996)	—	(4,996)	n/a
Loss before income taxes	(8,064)	(2,357)	(5,707)	242%
Income tax expense	1,105	—	1,105	n/a
Net loss	$(9,169)	$(2,357)	$(6,812)	289%

Loss per share, diluted	$(0.15)	$(0.04)	$(0.11)	275%

Historical EBITDA, as adjusted*	$5,327	$3,254	$2,073	64%

	Year ended December 31,
(dollars in thousands, except per share amounts)	2022	2021	Change	%
Revenue	$90,214	$75,360	$14,854	20%
Cost of sales (excluding amortization of intangible assets)	67,076	55,537	11,539	21%
Gross margin	26%	26%
Selling, general and administrative expenses	21,954	18,374	3,580	19%
Amortization of intangible assets	905	1,037	(132)	-13%
Total operating expenses	89,935	74,948	14,987	20%
Operating income	279	412	(133)	-32%
Interest expense	(14,059)	(15,134)	1,075	-7%
(Loss) gain on extinguishment of debt	(4,996)	3,352	(8,348)	-249%
Loss before income taxes	(18,776)	(11,370)	(7,406)	65%
Income tax expense	1,105	—	1,105	n/a
Net loss	$(19,881)	$(11,370)	(8,511)	75%

Loss per share, diluted	$(0.34)	$(0.26)	$(0.08)	31%

Historical EBITDA, as adjusted*	$16,195	$16,599	$(404)	-2%

* Historical EBITDA, as adjusted, is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures at the end of this release).

SOCIETAL CDMO, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

To supplement the company’s financial results determined by U.S. generally accepted accounting principles (“GAAP”), the company has disclosed in the tables below the following non-GAAP information about EBITDA, as adjusted and Historical EBITDA, as adjusted.

EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest expense, income tax expense, depreciation, amortization, non-cash stock-based compensation, costs related to the acquisition and integration of IriSys, and costs related to the debt refinancing.

Historical EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest expense, income tax expense, depreciation, amortization, non-cash stock-based compensation, costs related to the acquisition and integration of IriSys, and costs related to the debt refinancing, as well as the impact of Accounting Standards Update 2014-09 in order to remove the impact of the timing of revenue recognized from profit-sharing arrangements upon transfer of control of the product, which more closely aligns revenue with expected cash receipt, and forgiveness of the COVID-19 relief note.

The company believes that non-GAAP financial measures are helpful in understanding its business as it is useful to investors in allowing for greater transparency of supplemental information used by management. EBITDA, as adjusted and Historical EBITDA, as adjusted, are used by investors, as well as management in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Fourth quarter and full year results

	Three months ended December 31,		Year ended December 31,
(amounts in thousands)	2022	2021	2022	2021
Net loss (GAAP)	$(9,169)	$(2,357)	$(19,881)	$(11,370)
Interest expense	3,681	3,454	14,059	15,134
Income tax expense	1,105	—	1,105	—
Depreciation	1,901	1,728	7,413	6,531
Amortization of intangible assets	220	209	905	1,037
Stock-based compensation	1,279	133	5,426	6,514
Deal and integration costs (a)	386	956	943	2,222
Refinancing costs and losses (b)	6,831	—	6,831	—
Forgiveness of COVID-19 relief note (c)	—	—	—	(3,352)
Revenue recognition (d)	(907)	(869)	(606)	(117)
Historical EBITDA, as adjusted	5,327	3,254	16,195	16,599
Eliminate revenue recognition adjustment	907	869	606	117
EBITDA, as adjusted	$6,234	$4,123	$16,801	$16,716

2023 guidance compared to 2022 full year results

	Year ending / ended December 31,
(amounts in thousands)	2023	2022
	(estimate)
Net loss (GAAP)	$(7,500) - (4,500)	$(19,881)
Interest expense	8,200	14,059
Income tax expense	100	1,105
Depreciation	8,300	7,413
Amortization of intangible assets	900	905
Stock-based compensation	5,000	5,426
Deal and integration costs (a)	—	943
Refinancing costs and losses (b)	—	6,831
EBITDA, as adjusted	$15,000 - 18,000	$16,801
a)
Costs related to the acquisition and integration of IriSys.
b)
In December 2022, as a result of the refinancing the credit agreement with Athyrium, the Company recorded a loss on extinguishment of debt for the write-off of unamortized deferred financing costs and incurred other associated costs.
c)
In 2021, the Company received forgiveness of principal and interest on a note issued under a Federal COVID-19 relief program and recorded a gain on extinguishment of debt.
d)
To exclude the impact of Accounting Standards Update 2014-09, "Revenue Recognition," related to non-cash changes in its contract asset.